Exhibit 1
PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF MAY 31, 2003
(in millions, except share amounts)

May, 2003
ASSETS
Current Assets
Cash and cash equivalents	$ 3,497
Accounts receivable:
Customers (net of allowance for doubtful accounts of $60 million)	1,647
Related parties	34
Regulatory balancing accounts	134
Inventories:
Gas stored underground and fuel oil	148
Materials and supplies	125
Income taxes receivable	125
Prepaid expenses and other	99
Assets from price risk management	-
Total current assets	5,809

Property, Plant, and Equipment
Electric	19,951
Gas	8,182
Construction work in progress	326
Total property, plant, and equipment (at original cost)	28,459
Accumulated depreciation and decommissioning	(12,649)
Net property, plant, and equipment	15,810

Other Noncurrent Assets
Regulatory assets	1,905
Nuclear decommissioning trust funds	1,353
Other	1,720
Total noncurrent assets	4,978
TOTAL ASSETS	$ 26,597

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	$ 443
Related parties	156
Regulatory Balancing Accounts	291
Other	278
Accrued taxes	1
Rate reduction bonds	1,305
QUID's	-
Deferred income taxes	1,591
Deferred tax credits	137
Asset retirement obligations	1,387
Pre-petition secured debt	3,031
Pre-petition liabilities	3,838
Pre-petition financing debt	5,675
Other liabilities	3,617
Total liabilities	21,750

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Reinvested earnings (Accumulated deficit)	846
Total stockholders' equity	4,710

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 26,597

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF MAY 31, 2003

Notes

1

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

2

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

3

Cash and cash equivalents have been reduced for uncleared checks.  On the balance sheet included with the Utility's Annual Report, Form 10-K and 10-Q, uncleared checks are treated as an accounts payable liability.

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED MAY 31, 2003
AND THE TWENTY-SIX MONTHS ENDED MAY 31, 2003
(in millions)
		Case to date
	Month	twenty-six
	ended	months ended
	May 31, 2003	May 31, 2003
OPERATING REVENUES	$ 929	$ 22,170

OPERATING EXPENSES:
Cost of Electric Energy	230	2,880
Cost of Gas	109	2,633
Operating and Maintenance	232	6,000
Depreciation, Decommissioning, and Amortization	99	2,357
Total Operating Expenses	670	13,870

OPERATING INCOME (LOSS)	259	8,300

Interest Income (Expense)	(69)	(1,921)
Professional Fees	(2)	(69)
Other Income and (Expense)	1	3

PRE-TAX INCOME (LOSS)	189	6,313

Income Taxes	71	2,401

EARNINGS (LOSS)	118	3,912

Preferred Dividend Requirement	2	54
Cumulative Effect of Change in Accounting Principle	-	1

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 116	$ 3,857

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE INCOME STATEMENT
FOR THE MONTH ENDED MAY 31, 2003
AND THE TWENTY-SIX MONTHS ENDED MAY 31, 2003

Notes

1

These unaudited financial statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

2

These unaudited financial statements were prepared using certain assumptions and estimates.  These assumptions and estimates are subject to revision.  Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

The results for the month of May 2003 are not indicative of future earnings. Future earnings could differ materially.

3

These unaudited financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR).  The estimated amount recorded is subject to revision and actual results could differ materially.  Revenues collected on behalf of the DWR and the related costs are not reflected in these unaudited financial statements as Pacific Gas and Electric Company is a collection agent for the DWR.

4	Case to date results reflect the entire twenty-six month period ended May 31, 2003. The bankruptcy petition date is April 6, 2001.